Exhibit 99.1

HCS I, INC.

FOR IMMEDIATE RELEASE

CONTACT:

John Hull

President

HCS I, Inc.

817-492-7065

Hollywood Casino Shreveport Enters Into Definitive

Documentation With Eldorado Resorts LLC

Dallas, Texas and Shreveport, Louisiana (October 19, 2004) — HCS I, Inc., the managing general partner of Hollywood Casino Shreveport (“HCS” or the “Company”), announced today that HCS has entered into an Investment Agreement (the “Agreement”) with Eldorado Resorts LLC (“Eldorado”) and certain of its affiliates providing for the acquisition of the Company by Eldorado.  This Agreement is the definitive documentation contemplated by the agreement between Eldorado and HCS previously announced August 30, 2004.  As previously announced, the agreement contemplates a financial restructuring of HCS that will significantly reduce outstanding secured debt obligations and annual cash interest payments, while rationalizing its capital structure.

Under the proposed restructuring, holders of the Company’s existing secured notes are to receive $140 million of new first mortgage notes, an interest in a corporation that will hold a $20 million preferred equity interest and a 25% non-voting equity interest in the reorganized company, and cash in an amount to be determined, in exchange for existing secured notes in the principal face amount of $189 million plus accrued interest.

The Company intends to effectuate the sale and related financial restructuring transaction through a Chapter 11 bankruptcy reorganization.  The Agreement remains subject to filing with and approval by the Bankruptcy Court, Louisiana Gaming Control Board approval and certain other conditions.

The Company expects the sale and restructuring process to have minimal impact on its day-to-day operations and that its significant cash on hand will continue to be sufficient to timely fulfill ordinary course obligations to employees, customers and trade vendors in full as they come due, pending completion of the transaction.  The Agreement contemplates payment of such obligations in the ordinary course both during and after the restructuring process.

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Hollywood Casino Shreveport is a riverboat casino/hotel complex located on the Red River in Shreveport, Louisiana.

Eldorado Resorts LLC owns and operates the Eldorado Hotel & Casino in Reno, Nevada, and is a joint venture partner with Mandalay Resort Group in the Silver Legacy Resort Casino, also located in Reno.  The Eldorado Hotel & Casino, had net operating revenues of $133,000,000 in 2003, has over 84,000 square feet of gaming space, including over 1,800 slot machines and approximately 75 table games, 817 guest rooms, 12,000 square feet of convention space and is renowned for its eight restaurants.  The Silver Legacy Resort Casino had 2003 net operating revenues of $152,000,000.  The Silver Legacy has over 87,000 square feet of gaming space, including over 2,000 slot machines and 80 table games, 1,170 guest rooms, 90,000 square feet of exhibit and convention space, and operates six distinctive restaurants.

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. HCS describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its most recent Report on Form 10-Q for the quarter ended June 30, 2004.  Some of these risks include those relating to the development and expansion of properties, risks of increased competition, risks relating to the fact that we are heavily regulated by gaming authorities and risks related to the ability of HCS to continue as a going concern.  HCS does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.